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                                                                   EXHIBIT(b)(1)

                               CREDIT AGREEMENT

Harris Trust and Savings Bank
Chicago, Illinois

Ladies and Gentlemen:

     The undersigned, BancFirst Corporation, an Oklahoma corporation (the "Borrower"), applies to you (the "Bank") for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Borrower, all as more fully set forth below.

SECTION 1.     THE CREDIT.

     Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the "Revolving Credit") to the Borrower which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Borrower in the form of loans (individually a "Loan" and collectively the "Loans"), provided that the aggregate principal amount of Loans outstanding at any one time shall not exceed $12,000,000 (the "Commitment", as such amount may be reduced pursuant to Section 3.3 hereof). The Loans shall be made against and evidenced by a single promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the "Note"). Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank. During the period from and including the date hereof to but not including the Termination Date, the Borrower may use the Commitment by borrowing, repaying and reborrowing Loans in whole or in part, all in accordance with the terms and conditions of this Agreement.

     Section 1.2. Manner and Disbursement of Loans. The Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given) by no later than 11:00 a.m. (Chicago time) on the date the Borrower requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan; provided, however, that Loans which bear interest with reference to Adjusted LIBOR or an Offered Rate shall be in such amount as is required by
Section 2 hereof. Each Loan shall initially constitute part of the Domestic Rate Portion except to the extent the Borrower has otherwise timely elected that such Loan, or any part thereof, constitute part of a Fixed Rate Portion as provided in Section 2 hereof. The Borrower agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation. Subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available
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to the Borrower at the principal office of the Bank in Chicago, Illinois, in immediately available funds.

SECTION 2.     INTEREST AND CHANGE IN CIRCUMSTANCES.

     Section 2.1.  Interest Rate Options.

     (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Note (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Borrower, bear interest with reference to the Domestic Rate (the "Domestic Rate Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions") or with reference to an Offered Rate ("Offered Rate Portions"), and Portions may be converted from time to time from one basis to another. All of the indebtedness evidenced by the Note which is not part of a Fixed Rate Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion, and all of the indebtedness evidenced by the Note which bears interest with reference to a particular Offered Rate for a particular Interest Period shall constitute a single Offered Rate Portion. There shall not be more than four (4) Fixed Rate Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any Fixed Rate Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrower hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

     (b) Domestic Rate Portion. The Domestic Rate Portion shall bear interest at the rate per annum equal to the Domestic Rate as in effect from time to time, provided that if the Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portion shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year and at maturity of the Note and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portion resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

     (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding 1.35% to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default.

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Interest on each LIBOR Portion shall be due and payable on the last day of each
Interest Period applicable thereto and, with respect to any Interest Period in excess of three months, on the date occurring every three months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected therefor, and in the event the Borrower shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion as of and on the last day of such Interest Period.

     (d) Offered Rate Portions. Each Offered Rate Portion shall bear interest for each Interest Period selected therefor at the Offered Rate for such Interest Period, provided that if any Offered Rate Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such Offered Rate Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each Offered Rate Portion shall be due and payable on the last day of each Interest Period applicable thereto, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (Chicago time) on the Business Day preceding the end of an Interest Period applicable to an Offered Rate Portion whether such Offered Rate Portion is to continue as an Offered Rate Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected therefor, and in the event the Borrower shall fail to so notify the Bank, such Offered Rate Portion shall automatically be converted into and added to the Domestic Rate Portion as of and on the last day of such Interest Period. The Borrower understands and agrees that the Bank has no obligation to quote Offered Rates or to make any Offered Rate Portion available to the Borrower, that the Bank may refuse to make any such Offered Rate Portion after receiving a request therefor from the Borrower, and that any such Offered Rate Portion made available to the Borrower shall be subject to such other terms and conditions as are mutually agreed upon by the Borrower and the Bank.

     Section 2.2. Minimum Amounts. Each Fixed Rate Portion shall be in an amount equal to $250,000 or such greater amount which is an integral multiple of $50,000.

     Section 2.3. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

     Section 2.4. Manner of Rate Selection. The Borrower shall notify the Bank by (i) 11:00 a.m. (Chicago time) at least 3 Business Days prior to the date upon which the Borrower requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion or any part of an Offered Rate Portion be converted into a LIBOR Portion and (ii) 11:00 a.m. (Chicago time) at least 1 Business Day prior to the date upon which the Borrower requests that any Offered Rate

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Portion be created or that any part of the Domestic Rate Portion or any part of a LIBOR Portion be converted into an Offered Rate Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a Fixed Rate Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the need of independent investigation, the Borrower hereby indemnifying the Bank from any liability or loss ensuing from so acting.

     Section 2.5. Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any Fixed Rate Portion, it shall promptly so notify the Borrower and the obligation of the Bank to create, continue or maintain any such Fixed Rate Portion under this Agreement shall be suspended until it is no longer unlawful for the Bank to create, continue or maintain such Fixed Rate Portion. The Borrower, on demand, shall, if the continued maintenance of any such Fixed Rate Portion is unlawful, thereupon prepay the outstanding principal amount of the affected Fixed Rate Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Borrower may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement.

     Section 2.6. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Note, if the Bank shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Borrower and the obligations of the Bank to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

     Section 2.7. Taxes and Increased Costs. With respect to any Fixed Rate Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the Fixed Rate Portions contemplated by this Agreement (whether or not having the force of law), shall:

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          (i)    impose, increase, or deem applicable any reserve, special
     deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such Fixed Rate Portion;

          (ii) subject the Bank, any Fixed Rate Portion or the Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Fixed Rate Portion or the Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

          (iii) change the basis of taxation of payments of principal and interest due from the Borrower to the Bank hereunder or under the Note to the extent it evidences any Fixed Rate Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

          (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any Fixed Rate Portion, or its disbursement, or the Note to the extent it evidences any Fixed Rate Portion;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any Fixed Rate Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Borrower shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

     Section 2.8. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any Fixed Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the
Bank) as a result of:

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          (i)  any payment of a Fixed Rate Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

          (ii) any failure by the Borrower to create, borrow, continue or effect by conversion a Fixed Rate Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Borrower a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

     Section 2.9. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect.

     Section 2.10. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7 and 2.8 hereof) shall be made as if the Bank had actually funded and maintained each Fixed Rate Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such Fixed Rate Portion, having a maturity corresponding to such Interest Period, and, in the case of any LIBOR Portion, bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 3.     FEES, PREPAYMENTS, TERMINATIONS AND APPLICATIONS.

     Section 3.1. Closing Fee. The Borrower shall pay to the Bank on the date hereof a non-refundable closing fee in the amount of $20,000.

     Section 3.2. Voluntary Prepayments. The Borrower shall have the privilege of prepaying the Note in whole or in part (but, if in part, then (i) if such Loan constitutes part of a Fixed Rate Portion, in an amount not less than $100,000 and (ii) in an amount such that the minimum amount required for a Loan pursuant to Section 2.2 hereof remain outstanding) at any time upon 3 Business Days prior notice to the Bank (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day), by paying to the Bank the principal amount to be prepaid and (i) if such a prepayment prepays the Note in full and is accompanied by the termination in whole of the Commitment, accrued interest thereon to the date of prepayment and (ii) any amounts due the Bank under
Section 2.8 hereof.

     Section 3.3. Terminations. The Borrower shall have the right at any time and from time to time, upon one (1) Business Day prior notice to the Bank, to terminate without premium or

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penalty and in whole or in part (but if in part, then in an amount not less than
$500,000) the Commitment, provided that the Commitment may not be so reduced to an amount less than the aggregate principal amount of the Loans then outstanding. Any termination of the Commitment pursuant to this Section may not be reinstated.

     Section 3.4. Place and Application of Payments. All payments of principal, interest, and all other Obligations payable under the Loan Documents shall be made to the Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 12:00 noon (Chicago time) on the date any such payment is due and payable. Payments received by the Bank after 12:00 noon (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim. Unless the Borrower otherwise directs, principal payments shall be first applied to the Domestic Rate Portion until payment in full thereof, with any balance applied to the Fixed Rate Portions in the order in which their Interest Periods expire.

     Section 3.5. Notations. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Domestic Rate Portion or a LIBOR Portion or Offered Rate Portion, and, in the case of any Fixed Rate Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or a LIBOR Portion or Offered Rate Portion and, in the case of any Fixed Rate Portion, the rates of interest and the Interest Periods applicable thereto.

SECTION 4.     DEFINITIONS.

     The following terms when used herein shall have the following meanings (capitalized terms defined elsewhere in this Agreement shall, unless otherwise specified, have the meanings so ascribed to them in all other provisions of this Agreement):

     "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

                                           LIBOR
               Adjusted LIBOR =   -----------------------
                                  100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency,

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supplemental or other special reserves) imposed by the Board of Governors of the
Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable
Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest
Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Dow
Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

     "Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 6.1 hereof or on any update of any such list provided by the Borrower to the Bank, or any further or different officer of the Borrower so named by any Authorized Representative of such Borrower in a written notice to the Bank.

     "Banking Subsidiary" means any Subsidiary of the Borrower which is a bank or thrift organized under the laws of the United States of America or any state thereof.

     "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

     "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Domestic Rate" means, for any day, the greater of (i) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day (it being understood and agreed that such rate may not be the Bank's best or lowest rate); and (ii) the sum

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of (x) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, plus (y) 3/8 of 1%.

     "Domestic Rate Portion" is defined in Section 2.1(a) hereof.

     "Event of Default" means any event or condition identified as such in
Section 8.1 hereof.

     "Fixed Rate Portions" means and includes LIBOR Portions and Offered Rate Portions, unless the context in which such term is used shall otherwise require.

     "Interest Period" means, with respect to (a) any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2, 3 or 6 months thereafter as selected by the Borrower in its notice as provided herein and (b) any Offered Rate Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such Offered Rate Portion and ending 5 to 180 days thereafter as selected by the Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) no Interest Period may extend beyond the final maturity date of the Note; and

          (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

     "LIBOR Portions" is defined in Section 2.1(a) hereof.

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     "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

     "Loan Documents" means this Agreement and the Note.

     "Non-Performing Assets" means with reference to any Person, as of any time the same is to be determined, the sum of all non-performing assets of such Person as determined in accordance with regulatory accounting principles applicable to such Person, but in any event including, without limitation, (i) loans or other extensions of credit on which any payment (whether principal or interest or otherwise) is not made within 90 days of its original due date, (ii) loans which have been placed on a non-accrual basis, (iii) loans structured so as to not bear interest at a then market rate or so that other terms thereof have been compromised, and (iv) property acquired by repossession or foreclosure and, without duplication, property acquired pursuant to in-substance foreclosure.

     "Obligations" means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

     "Offered Rate" means the rate per annum quoted to the Borrower by the Bank for the applicable Interest Period, such Offered Rate being subject at all times to the provisions of Section 2.1(d) hereof.

     "Offered Rate Portions" is defined in Section 2.1(a) hereof.

     "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

     "Portion" is defined in Section 2.1(a) hereof.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower, by one or more subsidiaries of the Borrower, or by the Borrower and one or more of its subsidiaries.

     "Termination Date" means April 27, 2000, or such earlier date on which the Commitment is terminated in whole pursuant to Section 3.3, 8.2, or 8.3 hereof.

     "Tier I Leverage Ratio" of any Person means, at any time, the ratio of regulatory "core" capital (Tier I) to total assets, all as defined and determined from time to time by applicable bank or thrift regulatory authorities.

     "Tier I Risk Based Capital Ratio" means the ratio of regulatory "core" capital (Tier I) to weighted-risk assets and off-balance sheet items, all as defined and determined from time to time by applicable bank or thrift regulatory authorities.

     "Total Risk Based Capital Ratio" of any Person means, at any time, the ratio of regulatory "core" capital (Tier I) and supplementary capital elements (Tier II) to weighted-risk assets and off-balance sheet items, all as defined and determined from time to time by applicable bank or thrift regulatory authorities.

     "Year 2000 Problem" means any significant risk that computer hardware, software, or equipment containing embedded microchips essential to the business or operations of the Borrower or any of its Subsidiaries will not, in the case of dates or time periods occurring after December 31, 1999, function at least as efficiently and reliably as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

SECTION 5.     REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants to the Bank as follows:

     Section 5.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the state of its incorporation. The Borrower has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. Without limiting the generality of the foregoing, the Borrower is a bank holding company and, as such, the Borrower has received all necessary approvals from, and has filed all necessary reports with, all applicable federal and state regulatory authorities.

     Section 5.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying. Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable, and all such shares and other equity interests indicated on Schedule 5.2 as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants, or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

     Section 5.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into the Loan Documents and to perform all of its obligations thereunder; and the Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any provision of its articles of incorporation or by-laws or any covenant, indenture or agreement of or affecting the Borrower or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Borrower.

     Section 5.4. Purpose; Margin Stock. The Borrower shall use the proceeds of the Loans for its general working capital purposes and such other legal and proper purposes as are consistent with all applicable laws. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System); and no part of the proceeds of any Loan made hereunder will be used to purchase or carry any margin stock, or to extend credit to others for the purpose of purchasing or carrying any such margin stock, except to the extent done so in compliance with said Regulation U. Margin stock (as defined above) constitutes less than 25% of those assets of the Borrower which are subject to any limitation on sale, pledge, or other restriction hereunder.

     Section 5.5. Financial Reports. All financial statements of the Borrower and its Subsidiaries heretofore submitted to the Bank are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles or regulatory accounting principles, as the case may be, consistently applied, and fairly present the financial condition of the Borrower and its Subsidiaries and the results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 7.5 hereof. Since December 31, 1998, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

     Section 5.6. Litigation and Taxes. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Borrower to perform its obligations under, any Loan Document or (b) result in any material adverse change in the financial condition, Properties, business or operations of the Borrower or any Subsidiary. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Borrower has no knowledge of any proposed additional tax assessment against it or any Subsidiary for which adequate provisions in accordance with generally accepted accounting principles have not been made on its accounts.

     Section 5.7. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of the Loan Documents.

     Section 5.8. Compliance with Laws. The Borrower and each Subsidiary are in compliance with the requirements of all federal, state and local laws, rules, and regulations applicable to or pertaining to their Properties or business operations, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Borrower or any Subsidiary. Neither the Borrower (or any of its directors or officers) nor any Banking Subsidiary (or any of its directors or officers) is a party to, or subject to, any agreement with, or directive or order issued by, any federal or state bank or thrift regulatory authority which imposes restrictions or requirements on it which are not generally applicable to banks or thrifts, or their holding companies; and no action or administrative proceeding is pending or, to the Borrower's knowledge, threatened against the Borrower or any Banking Subsidiary or any of their directors or officers which seeks to impose any such restriction or requirement.

     Section 5.9. Year 2000 Compliance. The Borrower has conducted a comprehensive review and assessment of the computer applications of the Borrower and its Subsidiaries and has made inquiry of their material suppliers, service vendors (including data processors) and customers, with respect to any defect in computer software, data bases, hardware, controls and peripherals related to the occurrence of the year 2000 or the use at any time of any date which is before, on and after December 31, 1999, in connection therewith. Based on the foregoing review, assessment and inquiry, the Borrower believes that no such defect could reasonably be expected to have a material adverse effect on the business or financial affairs of the Borrower (or of the Borrower and its Subsidiaries taken on a consolidated basis).

SECTION 6.     CONDITIONS PRECEDENT.

     The obligation of the Bank to make any Loan under this Agreement is subject to the following conditions precedent:

     Section 6.1. Initial Loan. At or prior to the making of the initial Loan hereunder, the following conditions precedent shall also have been satisfied:

          (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

               (i)   the Note;

               (ii) copies of resolutions of the Borrower's Board of Directors (or similar governing body, including any executive committee of such board) authorizing the execution, delivery, and performance of the Loan Documents by the Borrower and the consummation of the transactions contemplated hereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower's behalf, all certified to by the Borrower's Secretary or Assistant Secretary; and

               (iii) an incumbency certificate containing the name, title, and genuine signatures of each of the Borrower's Authorized
          Representatives;

          (b)  the Bank shall have received the closing fee called for hereby;

          (c) legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated thereby shall be satisfactory to the Bank and its counsel, and the Bank shall have received the favorable written opinion of counsel for the Borrower in form and substance satisfactory to the Bank and its counsel;

          (d) the Bank shall have received a good standing certificate for the Borrower (dated as of the date no earlier than 30 days prior to the date hereof, or otherwise acceptable to the Bank) from the office of the secretary of state of the state of its incorporation and each state in which it is qualified to do business as a foreign corporation, together with a certificate from the Federal Reserve Bank of Kansas City as to the registration of the Borrower as a bank holding company; and

          (e) the Bank shall have received such other agreements, instruments, documents, certificates, and opinions as the Bank may reasonably request.

     Section 6.2. All Loans. As of the time of the making of each Loan hereunder: (a) each of the representations and warranties set forth in Section 5 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date; (b) the Borrower shall be in full compliance with all of the terms and conditions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit; and
(c) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect. The Borrower's request for any Loan shall constitute its warranty as to the facts specified in subsections (a) and (b) above.

SECTION 7.     COVENANTS.

     The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

     Section 7.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in full force and effect its existence, rights (charter or statutory), franchises, and licenses necessary for the proper conduct of its business.

     Section 7.2. Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve and keep its property, plant and equipment in good repair, working order, and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained it.

     Section 7.3. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

     Section 7.4. Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, against such other hazards and risks with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses.

     Section 7.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a system of accounting in accordance with generally accepted accounting principles and, where applicable, regulatory accounting principles, and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Borrower and the Subsidiaries (including non-financial information and examination reports and supervisory letters to the extent permitted by applicable regulatory authorities) as the Bank may reasonably request; and without any request, the Borrower shall furnish to the Bank:

          (a) within 30 days after the close of each fiscal quarter, all call reports and other financial statements required to be delivered by the Borrower and by each Banking Subsidiary to any governmental authority or authorities having jurisdiction over the Borrower or such Banking Subsidiary and all schedules thereto;

          (b) within 120 days after the close of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as of the close of such period and the consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and the Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of a firm of independent public accountants of recognized standing, selected by the Borrower and satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial condition of the Borrower and the Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

          (c) promptly upon the filing thereof (if any), copies of all registration statements, Form 10-K, Form 10-Q, and Form 8-K reports and proxy statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission;

          (d) promptly upon the receipt or execution thereof, (i) notice by the Borrower or any Banking Subsidiary that (1) it has received a request or directive from any federal or state regulatory agency which requires it to submit a capital maintenance or restoration plan or restricts the payment of dividends by any Banking Subsidiary to the Borrower or (2) it has submitted a capital maintenance or restoration plan to any federal or state regulatory agency or has entered into a memorandum or agreement with any such agency, including, without limitation, any agreement which restricts the payment of dividends by any Banking Subsidiary to the Borrower or otherwise imposes restrictions or requirements on it which are not generally applicable to banks or thrifts or their holding companies, and
     (ii) copies of any such plan, memorandum, or agreement, unless disclosure is prohibited by the terms thereof and, after the Borrower or such Banking Subsidiary has in good faith attempted to obtain the consent of such regulatory agency, such agency will not consent to the disclosure of such plan, memorandum, or agreement to the Bank; and

          (e) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Borrower or any Subsidiary which, if adversely determined, would materially and adversely effect the financial condition, Properties, business or operations of the Borrower or any Subsidiary or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Bank pursuant to subsections
(a) and (b) of this Section 8.5 shall be accompanied by a written certificate in the form attached hereto as Exhibit B signed by the President or chief financial officer of the Borrower to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 7.6 of this Agreement.

     Section 7.6. Non-Performing Assets. The Borrower shall, as of the last day of each fiscal quarter, maintain on a consolidated basis with its Banking Subsidiaries, and shall cause each Banking Subsidiary to maintain as of such day on an individual basis, a ratio of (a) Non-Performing Assets of the Borrower on such consolidated basis or such Banking Subsidiary, as the case may be, to (b) the sum of (i) stockholders' equity for the Borrower or core capital for such Banking Subsidiary, as the case may be, plus loan loss reserves established by the Borrower on such consolidated basis or such Banking Subsidiary, as the case may be, in accordance with regulatory accounting principles applicable to the Borrower or such Banking Subsidiary, of not more than .25 to 1.0.

     Section 7.7.  Regulatory Capital Requirements.

     (a) The Borrower shall maintain on a consolidated basis with its Banking Subsidiaries, and shall cause each Banking Subsidiary to maintain on an individual basis:

          (i) a Tier I Leverage Ratio of greater than 5% or, in the case of any Banking Subsidiary, such greater amount as may be required to be considered "well capitalized" by applicable regulatory authorities from time to time;

          (ii) a Total Risk Based Capital Ratio of greater than 10% or, in the case of any Banking Subsidiary, such greater amount as may be required to be considered "well capitalized" by applicable regulatory authorities from time to time; and

          (iii) a Tier I Risk Based Capital Ratio of greater than 6% or, in the case of any Banking Subsidiary, such greater amount as may be required to be considered "well capitalized" by applicable regulatory authorities from time to time.

     (b) Each Banking Subsidiary shall at all times be at least "well capitalized" as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991 and any regulations to be issued thereunder, as such statute or regulations may each be amended or supplemented from time to time.

     (c) Each requirement described in subsections (a) and (b) above shall be computed and determined in accordance with the rules and regulations as in effect from time to time established by the appropriate governmental authority having jurisdiction over the Borrower or such Banking Subsidiary. In addition to the provisions set forth above, the Borrower shall, and shall cause each Banking Subsidiary to, comply with any and all capital guidelines and requirements as in effect from time to time established by the relevant governmental authority or authorities having jurisdiction over the Borrower or any Banking Subsidiary.

     Section 7.8. Indebtedness. The Borrower shall not issue, incur, assume, create, or have outstanding any indebtedness for borrowed money (including as such for all purposes of this

Agreement any indebtedness representing the deferred purchase price of property, any liability in respect of banker's acceptances or letters of credit, any indebtedness, whether or not assumed, secured by liens on property acquired by the Borrower existing at the time of the acquisition thereof, and any liability under any lease which should be capitalized under generally accepted accounting principles); provided, however, that the foregoing shall not restrict nor operate to prevent:

          (a) indebtedness of the Borrower on the Note and any other indebtedness of the Borrower from time to time owing to the Bank;

          (b) trade accounts payable for property or services acquired by the Borrower in the ordinary course of business and payable in accordance with ordinary trade terms;

          (c)  indebtedness existing on the date hereof and described on
     Schedule 7.8 attached hereto and made a part hereof, as reduced by repayments of principal thereon; and

          (d) indebtedness not otherwise covered hereby in an aggregate principal amount not exceeding $500,000 at any one time outstanding.

     Section 7.9. Liens. The Borrower shall not create, incur or permit to exist any Lien of any kind on any Property owned by the Borrower; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (exclusive of Liens arising under the Employee Retirement Income Security Act of 1974, as amended), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

          (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

          (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrower secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $1,000,000 at any one time outstanding; and

          (d)  such other Liens consented to in writing by the Bank.

     Section 7.10. Dividends and Certain Other Restricted Payments. The Borrower shall not declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (collectively; "Restricted Payments"), if at the time of, or after giving effect to, any such Restricted Payment any Default or Event of Default exists.

     Section 7.11. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of such Borrower or any Subsidiary or could result in a Lien upon any of their Property.

     Section 7.12. Maintenance of Subsidiaries. The Borrower shall not assign, sell, or transfer, or permit any Subsidiary to issue, assign, sell, or transfer, any shares of capital stock or other equity interest of a Subsidiary; provided that the foregoing shall not prevent the issuance, sale, or transfer to any person of any shares of capital stock or other equity interests of a Subsidiary solely for the purpose of qualifying, and only to the extent legally necessary to qualify, such person as a director of such Subsidiary.

     Section 7.13. Year 2000 Assessment. The Borrower shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all Subsidiaries) are able to effectively process dates, including dates before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could cause a material adverse effect on the business or financial affairs of the Borrower (or of the Borrower and its Subsidiaries taken on a consolidated basis). At the request of the Bank, the Borrower will provide the Bank with written assurances and substantiations (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Bank as to the capability of the Borrower and its Subsidiaries to conduct its and their businesses and operations before, on and after January 1, 2000, without experiencing a Year 2000 Problem causing a material adverse effect on the business or financial affairs of the Borrower (or of the Borrower and its Subsidiaries taken on a consolidated basis).

SECTION 8.     EVENTS OF DEFAULT AND REMEDIES.

     Section 8.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

          (a) default in the payment when due of all or any part of the Obligations payable by the Borrower under any Loan Document, or default in the payment when due of any other indebtedness or liability of the Borrower or any of its Subsidiaries owing to the Bank; or

          (b) default in the observance or performance of any provision of any Loan Document which is not remedied within ten (10) days after written notice thereof is given to the Borrower by the Bank; or

          (c) any representation or warranty made by the Borrower in any Loan Document, or in any statement or certificate furnished by it pursuant thereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

          (d) any event occurs or condition exists (other than those described in subsections (a) through (c) above) which is specified as an event of default in any other Loan Document, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void; or

          (e) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(f) hereof; or

          (f) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of its Property, or a proceeding described in Section 8.1(e)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 days; or

          (g) dissolution or termination of the existence of the Borrower or any Banking Subsidiary; or

          (h) Borrower or any Subsidiary shall fail to pay any of its indebtedness to any other entity or shall default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or securing such indebtedness, beyond any period of grace applicable thereto, if the effect of such default is to accelerate, or to give to the holder thereof the right to accelerate, the maturity of any such indebtedness; or

          (i) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes, the aggregate amount of which (after reduction by the amount covered by insurance) exceeds $500,000, shall be entered or filed against the Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

          (j) any conservator or receiver shall be appointed for the Borrower or any Banking Subsidiary under applicable federal or state law applicable to banks, thrifts, or their holding companies, or any Banking Subsidiary shall suspend payment of its obligations, or any Banking Subsidiary shall cease to be a federally insured depositary institution, or a cease and desist order shall be issued against the Borrower or any Subsidiary pursuant to applicable federal or state law applicable to banks, thrifts, or their holding companies, or the Borrower or any Subsidiary shall enter into any commitment to maintain the capital of an insured depository institution in a required amount with any federal or state regulator or any such regulator shall require the Borrower or any Subsidiary to submit a capital maintenance or restoration plan; or

          (k) any change occurs in the condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary which the Bank regards as materially adverse.

     Section 8.2. Non-Bankruptcy Defaults. When any Event of Default described in Section 8.1 has occurred and is continuing (other than an Event of Default described in subsection (e) or (f) of Section 8.1), the Bank may, by notice to the Borrower, take one or more of the following actions: (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all other Obligations payable under the Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and
(c) enforce any and all rights and remedies available to the Bank under the Loan Documents or applicable law.

     Section 8.3. Bankruptcy Defaults. When any Event of Default described in subsection (e) or (f) of Section 8.1 has occurred and is continuing, then the Note, including both principal and interest, and all other Obligations payable under the Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

SECTION 9.     MISCELLANEOUS.

     Section 9.1. Non-Business Day. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

     Section 9.2. Amendments, Etc. No delay or failure on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank are cumulative to, and not exclusive of, any rights or remedies which it would otherwise have. No amendment, modification, termination or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     Section 9.3. Costs and Expenses. The Borrower agrees to pay on demand the costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the other instruments and documents to be delivered thereunder, and in connection with the transactions contemplated thereby, and in connection with any consents or waivers or amendments thereto, including the fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated thereby are consummated). The Borrower further agrees to pay to the Bank all costs and expenses (including court costs and attorneys' fees), if any, incurred or paid by the Bank in connection with any Default or Event of Default or in connection with the enforcement of any Loan Document or any other instrument or document delivered thereunder. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     Section 9.4. Survival of Representations. All representations and warranties made in the Loan Documents or in certificates given pursuant thereto shall survive the execution and delivery of the Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

     Section 9.5 Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections
2.7 and 2.8 hereof, shall survive the termination of this Agreement and the payment of the Note.

     Section 9.6. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

     to the Borrower at:                      to the Bank at:
     101 North Broadway                       111 West Monroe Street
     Oklahoma City, Oklahoma 73102            Chicago, Illinois 60603
     Attention: Joe T. Shockley, Jr.          Attention: Patrick A. Horne
     Telephone: (405) 270-1003                Telephone: (312) 461-7514
     Telecopy: (405) 270-1089                 Telecopy: (312) 765-8353

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

     Section 9.7. Construction, Etc. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

     Section 9.8. Binding Nature, Governing Law, Etc. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute on and the same instrument. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

     Section 9.9. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to the Loan Documents or the transactions contemplated thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER AND THE BANK EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                          [SIGNATURE PAGE TO FOLLOW]

     Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

     Dated as of this 29th day of April, 1999.

                                       BANCFIRST CORPORATION

                                       By  /s/ JOE T. SHOCKLEY, JR.
                                          --------------------------------------
                                                                 Executive Vice
                                                                 President and
                                                                 Chief Financial
                                          Joe T. Shockley, Jr.,  Officer
                                          ---------------------- ---------------
                                           (Type or Print Name)      (Title)


     Accepted and agreed to at Chicago, Illinois as of the day and year last above written.

                                       HARRIS TRUST AND SAVINGS BANK

                                       By  /s/ PATRICK A. HORNE
                                          -------------------------------------
                                            Patrick A. Horne, Vice President

                                   EXHIBIT A
                             REVOLVING CREDIT NOTE


                                                               Chicago, Illinois
$12,000,000                                                       April 29, 1999

     On the Termination Date, for value received, the undersigned, BANCFIRST CORPORATION, an Oklahoma corporation (the "Borrower"), hereby promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (the "Bank") at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of (i) Twelve Million Dollars ($12,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Borrower to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

     This Note evidences Loans made or to be made to the Borrower by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of April 29, 1999, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement"), and the Borrower hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

     This Note is issued by the Borrower under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity and voluntary prepayments may be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     The Borrower hereby promises to pay all costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.


                                       BANCFIRST CORPORATION

                                       By
                                          -------------------------------------
                                                                  ,
                                          ------------------------  -----------
                                            (Type or Print Name)      (Title)

                                   EXHIBIT B

                            COMPLIANCE CERTIFICATE


To:  Harris Trust and Savings Bank
     Chicago, Illinois

     This Compliance Certificate is furnished to Harris Trust and Savings Bank pursuant to that certain Credit Agreement dated as of April 29, 1999, between BancFirst Corporation and you (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.   I am the duly elected ______________________________ of the Borrower;

     2. In my corporate capacity, I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

     4. The financial statements required by Section 7.5 of the Credit Agreement and being furnished to you concurrently with this Certificate are true, correct and complete as of the date and for the periods covered thereby; and

     5. The Attachment hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     ______________________________________________________________________
     ______________________________________________________________________
     ______________________________________________________________________
     ______________________________________________________________________

     The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of
__________________.

                                       BANCFIRST CORPORATION

                                       By
                                          ------------------------------------
                                                                  ,
                                          ------------------------  ----------
                                            (Type or Print Name)     (Title)

                     ATTACHMENT TO COMPLIANCE CERTIFICATE
                             BANCFIRST CORPORATION

                 Compliance Calculations for Credit Agreement
                          Dated as of April 29, 1999
                       Calculations as of _____________

--------------------------------------------------------------------------------
A. Ratio of Non-Performing Assets to Stockholders' equity/Core capital and Loan loss reserves (Section 7.6)

     1.   Non-Performing Assets for Company

          a.   Loans more than 90 days past due          $ __________
          b.   Loans placed on non-accrual basis         $ __________
          c.   Loans restructured                        $ __________
          d.   Assets acquired by repossession or
               foreclosure                               $ __________

          Sum of Lines 1a - 1d                                         $
                                                                        ========

     2.   Stockholders' equity and loan loss reserves

          (a)  Stockholders' equity of Company           $ __________
          (b)  Loan loss reserves of Company             $ __________

          Sum of Lines 2a - 2b                                         $
                                                                        ========

     3.   Ratio of Line 1 to Line 2                                     ____:___

     4.   Non-Performing Assets for Banking Subsidiary

          a.   Loans more than 90 days past due          $ __________
          b.   Loans placed on non-accrual basis         $ __________
          c.   Loans restructured                        $ __________
          d.   Assets acquired by repossession or
               foreclosure                               $ __________

          Sum of Lines 4a - 4d                                         $
                                                                        ========

     5.   Core capital and loan less reserves
          (a)  Core capital of Banking Subsidiary        $ __________
          (b)  Loan loss reserves of Banking
               Subsidiary                                $ __________

          Sum of Lines 5a - 5b                                         $
                                                                        ========

     6.   Ratio of Line 4 to Line 5                                     ____:1.0

     7.   Line 4 and Line 6 ratios each must be not more than            .25:1.0

     8.   Company is in compliance?
          (Circle Yes or No)                                              Yes/No

                                 SCHEDULE 5.2

                                 SUBSIDIARIES


                                JURISDICTION OF                 PERCENTAGE
         NAME                    INCORPORATION                  OWNERSHIP

                                 SCHEDULE 7.8

                             EXISTING INDEBTEDNESS

          DESCRIPTION                                           AMOUNT